Hologic Announces Second Quarter Fiscal 2013 Operating Results

BEDFORD, Mass., May 6, 2013 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products, with an emphasis on serving the healthcare needs of women, today announced its results for the second fiscal quarter ended March 30, 2013.

Highlights of the Quarter Include:

Financial:

  Revenues of $612.7 million, net of a $(6.4) million adjustment related to contingent revenue earned and received under Gen-Probe Incorporated's (Gen-Probe) collaboration agreement with Novartis.
  Non-GAAP adjusted revenues of $619.1 million, including the aforementioned $6.4 million adjustment.
  Net loss of $51.1 million, or $0.19 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP adjusted net income of $93.8 million, or $0.35 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) of $211.8 million.
  Completed sale of the Company's LIFECODES business to Immucor, Inc. on March 22, 2013, for approximately $85 million in cash (adjusted for working capital items) and a potential contingent payment of $10 million.
  Improved financing flexibility and terms on existing debt with:
    the February 14, 2013 exchange of $370 million of outstanding 2.00% Convertible Senior Notes due 2037 for $370 million, 2.00% Convertible Senior Notes due 2043, which, among other things, extended the first put date by four years to December 2017; and
    the March 20, 2013 Credit Agreement amendment, which reduced interest rates on each of the Company's Term Loan A facility and senior secured revolving credit facility by 100 basis points.

Product Approvals:

  U.S. Food and Drug Administration (FDA) clearance of the Company's breast tomosynthesis (2D + 3D mammography) Affirm breast biopsy guidance system received on January 11, 2013.
  FDA clearance of the Company's APTIMA Trichomonas vaginalis Assay for use on its fully-automated PANTHER System received on January 9, 2013.
  FDA clearance of the Company's contrast-enhanced digital mammography for improved visualization of breast tissue received on January 29, 2013.

Honors and Publications:

  The Company's tomosynthesis technology reported to be the "new standard of care" in an independent survey by healthcare research firm KLAS Research in March 2013.

Highlights Subsequent to the Quarter Include:

  Oslo study published in the print edition of Radiology on April 4, 2013 (previously published electronically on January 7, 2013), reporting the addition of the Company's tomosynthesis screening technology significantly increased cancer detection while reducing the number of false positives.
  A new study published online in April 2013 by European Radiology supporting the use of the Company's tomosynthesis screening technology in breast cancer screening programs using independent double reading with arbitration.
  A new study published online in April 2013 by The Lancet Oncology reporting the results of the Italian study, "A prospective comparative evaluation of the integration of 3D digital mammography with tomosynthesis in population breast screening – the STORM trial," which reports tomosynthesis improves breast cancer detection and has the potential to reduce false positives.
  Acceptance in the American Journal of Roentgenology of a paper reporting the results of a U.S. study, presented at the 2012 Radiological Society of North America (RSNA), which computes and compares results from six radiologists who interpreted screening mammography studies with and without the use of Hologic's tomosynthesis technology.
  Acceptance in Radiology of a paper by Yale University School of Medicine researchers, presented at RSNA in 2012, reporting the results of a study evaluating the benefits of tomosynthesis in patients of different ages and breast density types.

A reconciliation of historical GAAP to non-GAAP results is included as an attachment to this press release.

Second Quarter Fiscal 2013 Operating Results Overview:

Second quarter fiscal 2013 revenues totaled $612.7 million. Excluding the effect of an adjustment of $(6.4) million related to purchase accounting, non-GAAP adjusted revenues were $619.1 million, an increase of 31.4% compared to revenues of $471.2 million in the second quarter of fiscal 2012. This adjustment related to contingent revenue earned and received under Gen-Probe's collaboration agreement with Novartis, for which the cash was collected by the Company following the acquisition. If not for this purchase accounting adjustment, the Company would have recognized revenues upon collection in the second quarter of fiscal 2013.

The increase in revenues compared to the same period in the prior year was driven by:

  The inclusion of Gen-Probe revenues;
  An increase in service revenues from the Company's increased installed base of digital mammography systems; and
  Higher sales of: tomosynthesis systems; breast biopsy products; and MyoSure hysteroscopic tissue removal (MyoSure) systems.

The overall revenue increase was partially offset by lower sales of:

  Legacy Diagnostics products, primarily sales of ThinPrep;
  2D Selenia and 2D Dimensions mammography systems;
  NovaSure endometrial ablation (NovaSure) systems; and
  Adiana permanent contraception (Adiana) systems due to the Company's decision in 2012 to discontinue this product line.

The impact on revenues from changes in foreign currencies compared with the second quarter of fiscal 2012 was a reduction of approximately $0.4 million.

Second quarter fiscal 2013 net loss was $51.1 million, or $0.19 per diluted share, compared with a net loss of $40.3 million, or $0.15 per diluted share, in the second quarter of fiscal 2012. The Company's non-GAAP adjusted net income increased 8.1% to $93.8 million, or $0.35 per diluted share, in the second quarter of fiscal 2013 compared to $86.8 million, or $0.33 per diluted share, for the same period in the prior year.

For the six months ended March 30, 2013, revenues totaled $1.24 billion. Excluding the effect of a net adjustment of $(19.7) million, primarily related to purchase accounting, non-GAAP adjusted revenues were $1.26 billion, an increase of 33.9% compared to revenues of $943.9 million for the six months ended March 24, 2012.

For the six months ended March 30, 2013, Hologic reported a net loss of $48.0 million, or $0.18 per diluted share, compared with a net loss of $19.5 million, or $0.07 per diluted share, for the six months ended March 24, 2012. The Company's non-GAAP adjusted net income increased 10.6% to $195.6 million, or $0.72 per diluted share, for the six months ended March 30, 2013 compared to $176.9 million, or $0.67 per diluted share, for the same period in the prior year.

Non-GAAP adjusted revenues, non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these historical measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

"The fundamental long-term revenue growth drivers of our business remain strong," said Rob Cascella, President and Chief Executive Officer. "Adoption of our 3D mammography is accelerating with a growing backlog of sales orders in our Breast Health business. The Gen-Probe acquisition has greatly strengthened our Diagnostics business, and we are seeing increasing numbers of Diagnostics account conversions and competitive wins."

Mr. Cascella concluded, "We will continue to aggressively execute our long-term strategy. Despite some short-term revenue volatility, our overall business is quite healthy with strong profitability and outstanding cash flows."

Second Quarter Fiscal 2013 Revenue Overview by Segment (As Compared to the Second Quarter Fiscal 2012):

  Diagnostics revenues totaled $296.5 million, net of the $6.4 million purchase accounting adjustment related to Gen-Probe's collaboration agreement with Novartis, compared to $151.8 million in the prior year. Including the $6.4 million, non-GAAP adjusted revenues totaled $302.9 million, an increase of 99.5%. Sales growth was driven primarily by the inclusion of Gen-Probe revenues of $160.4 million, partially offset by a decrease in sales of ThinPrep.
  Breast Health revenues totaled $220.1 million compared to $218.6 million in the prior year, an increase of 0.7%. Revenue growth was driven by a $7.8 million, or 10.5%, increase in service revenues from the Company's growing installed base of digital mammography systems, partially offset by a reduction in product revenues of $6.4 million, or 4.4%. The Company continued to experience an increasing sales shift to its new tomosynthesis systems from its 2D Selenia and 2D Dimensions systems, as evidenced by the year-over-year increase in tomosynthesis sales. Sales of the Company's breast biopsy products, primarily Eviva, continued to increase year-over-year.
  GYN Surgical revenues totaled $73.7 million compared to $77.2 million in the prior year, a decrease of 4.5%. The decrease was due to lower NovaSure system sales and no Adiana system revenues following the Company's decision in the second quarter of fiscal 2012 to discontinue sales of that product line. These decreases were largely offset by higher MyoSure system sales. Excluding $4.5 million of Adiana revenues in the prior year period, GYN Surgical revenues increased 1.4%.
  Skeletal Health revenues totaled $22.4 million compared to $23.5 million in the prior year, a decrease of 4.7%. This decrease was driven primarily by lower bone densitometry system sales and, to a lesser extent, lower service revenues, partially offset by higher mini C-arm sales.

Enhanced Balance Sheet Condition with Changes to Certain Debt Instruments:

On February 14, 2013, the Company entered into separate, privately-negotiated exchange agreements under which it retired $370 million in aggregate principal of the Company's outstanding 2.00% Convertible Senior Notes due 2037, issued on December 10, 2007 (2007 Notes), in exchange for its issuance of $370 million in aggregate principal of new 2.00% Convertible Senior Notes due 2043 (New Notes). The New Notes pay interest on the original principal amount semiannually at a rate of 2.00% per year until December 15, 2013. In addition, the New Notes accrete principal from the date of their issuance at a rate of 4.00% per year until and including December 15, 2017, and 2.00% per year thereafter. Following these transactions, $405 million in aggregate principal amount of the 2007 Notes remains outstanding, which the Company plans to pay off in cash at the December 2013 put date. The first put date for the New Notes is December 2017. This transaction allows the Company greater flexibility to pay down its higher-interest debt.

On March 20, 2013, the Company entered into a refinancing agreement (Credit Agreement Amendment) and reduced the interest rates on each of the Company's term loan A facility (Term Loan A) and senior secured revolving credit facility (Revolving Facility) by 100 basis points (from 3.00% plus LIBOR to 2.00% plus LIBOR). In addition, certain covenants and terms of the Credit Agreement were amended. As of March 30, 2013, the principal amounts outstanding on the Term Loan A and Revolving Facility were $975 million and $0, respectively. Hologic estimates the reduction in the interest rates will result in lower cash interest expense of approximately $10 million per year based on the existing balance as of March 30, 2013.

New Notable Publications:

Publication in The Lancet Oncology Discussing Results from an Italian Screening Trial Using Hologic's Tomosynthesis System

The work of Dr. Stefano Ciatto and his colleagues was published online in The Lancet Oncology, one of the premier publications worldwide for original research, especially reports from clinical trials. The paper is titled "Integration of 3D digital mammography with tomosynthesis for population breast-cancer screening (STORM): a prospective comparison study." This prospective population-screening study examined whether combined 2D and 3D screening was better at detecting cancers and reducing false positives than 2D screening alone, and the researchers used Hologic's breast tomosynthesis screening technology. The publication reported a significant increase in breast cancer detection and a significant reduction in the number of false positives when integrating 3D screening with 2D. These results are very similar to the Oslo data, which is highly significant in demonstrating consistency.

Acceptance of Paper in the American Journal of Roentgenology Discussing Results from a Large U.S. Study on the Use of 3D Mammography for Screening

The work of Dr. Stephen Rose and his colleagues, presented at RSNA in 2012, has been accepted for publication in the American Journal of Roentgenology. The study computes and compares recall rates, biopsy rates, cancer detection rates, and positive predictive values for six radiologists who interpreted screening mammography studies with and without the use of Hologic's tomosynthesis in a large U.S. practice.

Acceptance of a Paper in Radiology Discussing the Benefits of Hologic's Tomosynthesis System in Patients of Different Ages and Breast Density Types

Radiology has accepted a paper by Yale University School of Medicine researcher Dr. Brian M. Haas and his colleagues. Their research, first presented at RSNA in 2012, evaluated the benefits of tomosynthesis in patients of different age groups and different breast density types.

Hologic's Tomosynthesis Technology to be the "New Standard of Care," According to Healthcare Research Firm KLAS:

In March 2013, KLAS Research reported the results of an in-depth, independent survey they performed involving Hologic's tomosynthesis sites in the United States. In the report, KLAS reported that "providers are seeing cancers that they would not previously have seen with traditional digital mammography," and concluded that providers who are considering tomosynthesis "would benefit by quickly jumping on the bandwagon." The report focused on whether the technology was worth the investment for providers. According to the report, nearly 90% of those surveyed said they are achieving a positive return on investment as providers saw "a significant reduction in false-positive callbacks, an increase in new patients, and even workflow improvements."

Financial Guidance:

The Company's guidance includes current operations, including revenues from its approved/cleared products and its recently acquired businesses.

Third Quarter Fiscal 2013 (Quarter Ending June 29, 2013):

  The Company expects third quarter fiscal 2013 revenues of $625 million to $630 million. Year-over-year, this represents an increase of 33% to 34% over third quarter fiscal 2012 revenues of $470.2 million. The increase is expected to be driven primarily by the Gen-Probe acquisition and the continued ramp-up of new products including tomosynthesis, PANTHER, and MyoSure systems, partially offset by an elimination of Adiana system revenues ($2.2 million in the third quarter of fiscal 2012).
  The Company expects non-GAAP adjusted EPS of $0.36 to $0.37.

Fiscal 2013 (Year Ending September 28, 2013):

  The Company is updating its expectation for fiscal 2013 non-GAAP adjusted revenues of $2.53 billion to $2.55 billion (from its previous expectation of $2.61 billion to $2.64 billion). The updated fiscal 2013 revenue guidance represents an increase of 26% to 27% over fiscal 2012 non-GAAP adjusted revenues of $2.01 billion. This increase is expected to be driven primarily by the Gen-Probe acquisition and, to a lesser extent, revenue increases in the Breast Health, GYN Surgical and legacy Diagnostics segments, partially offset by a reduction in Adiana system revenues ($11.1 million in year ended September 29, 2012).
  The Company now expects non-GAAP adjusted EPS of $1.54 to $1.56.

Hologic may not generate expected revenues and may incur expenses or charges, realize income or gains, or execute acquisitions or dispositions in fiscal 2013 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, May 6, 2013, at 5:00 p.m. (Eastern) to discuss second quarter fiscal year 2013 operating results. Interested participants may listen to the call by dialing 888-287-5532 or 719-325-2462 for international callers and referencing code 8475303 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, May 24, 2013, at 888-203-1112 or 719-457-0820 for international callers, access code 8475303. The Company will also provide a live webcast of the call. Interested participants may access the webcast on the Company's website at www.hologic.com/investors_overview. A PowerPoint presentation related to the conference call has been posted to the site.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic products, medical imaging systems, and surgical products, with an emphasis on serving the healthcare needs of women. The Company operates four core business units focused on breast health, diagnostics, GYN surgical and skeletal health. With a comprehensive suite of technologies and a robust research and development program, Hologic is committed to improving lives. The Company is headquartered in Massachusetts. For more information, visit www.hologic.com.

Hologic, Adiana, Affirm, APTIMA, Dimensions, Eviva, Gen-Probe, MyoSure, NovaSure, PANTHER, Selenia and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company's positioning, resources, capabilities, and expectations for future growth; the anticipated benefits of the Gen-Probe acquisition, including anticipated synergies; the anticipated timing of a reimbursement code for tomosynthesis and any other governmental or regulatory approvals or clearances; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with acquisitions, including without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities, including the risks and challenges associated with the Company's recent acquisition of Gen-Probe and operations in China; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the Company's leverage risks, including the Company's obligation to meet payment obligations and financial covenants associated with its debt; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; and the Company's ability to attract and retain qualified personnel.

The risks included above are not exhaustive. Other factors that could adversely affect the combined company's business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 30, 2013	September 29, 2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 752,175	$ 566,126
Accounts receivable, net	401,301	409,333
Inventories	319,998	367,191
Deferred income tax assets	-	11,715
Prepaid expenses and other current assets	133,774	208,649
Total current assets	1,607,248	1,563,014

Property and equipment, net	502,639	507,998
Intangible assets, net	4,093,116	4,301,250
Goodwill	3,941,309	3,942,779
Other assets	164,894	162,067
	$ 10,309,206	$ 10,477,108

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 75,609	$ 87,223
Accrued expenses	314,255	380,003
Deferred revenue	125,666	129,688
Current portion of long-term debt	453,677	64,435
Deferred income tax liabilities	41,099	-
Total current liabilities	1,010,306	661,349

Long-term debt, net of current portion	4,551,019	4,971,179
Deferred income tax liabilities	1,582,974	1,771,585
Deferred service obligations- long term	22,271	13,714
Other long-term liabilities	152,072	98,250
Total long-term liabilities	6,308,336	6,854,728

Total stockholders' equity	2,990,564	2,961,031
	$ 10,309,206	$ 10,477,108

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 30, 2013	March 24, 2012

REVENUES
Product sales	$ 518,014	$ 388,085
Service and other revenues	94,649	83,080
	612,663	471,165

COSTS AND EXPENSES (1):
Cost of product sales	208,278	154,423
Cost of product sales – amortization of intangible assets	75,733	44,341
Cost of service and other revenues	49,326	46,291
Research and development	49,621	29,297
Selling and marketing	88,614	78,539
General and administrative	64,233	41,843
Contingent consideration	30,187	61,309
Amortization of intangible assets	28,667	16,629
Gain on sale of intellectual property, net	-	(12,424)
Restructuring and divestiture charges	12,462	783
	607,121	461,031

Income from operations	5,542	10,134
Interest expense	(76,049)	(28,512)
Other income, net	6	2,117
Debt extinguishment loss	(3,247)	(42,347)
Loss before income taxes	(73,748)	(58,608)
Benefit for income taxes	(22,644)	(18,335)

Net loss	$ (51,104)	$ (40,273)

Net loss per share:
Basic	$ (0.19)	$ (0.15)
Diluted	$ (0.19)	$ (0.15)

Weighted average number of shares outstanding:
Basic	268,175	263,900
Diluted	268,175	263,900

(1) Stock-based compensation included in costs and expenses during the three months ended March 30, 2013 was $1,723 for cost of revenues, $2,015 for research and development, $2,567 for selling and marketing, $5,739 for general and administrative and $6,969 for restructuring and divestiture. Stock-based compensation included in costs and expenses during the three months ended March 24, 2012 was $1,275 for cost of revenues, $1,277 for research and development, $1,844 for selling and marketing and $4,553 for general and administrative.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Six Months Ended
	March 30, 2013	March 24, 2012

REVENUES
Product sales	$ 1,053,216	$ 780,181
Service and other revenues	190,809	163,695
	1,244,025	943,876

COSTS AND EXPENSES (1):
Cost of product sales	431,771	286,367
Cost of product sales – amortization of intangible assets	151,020	90,512
Cost of service and other revenues	100,235	91,517
Research and development	101,130	57,639
Selling and marketing	183,057	155,999
General and administrative	118,624	88,338
Contingent consideration	69,713	76,872
Amortization of intangible assets	57,193	31,471
Gain on sale of intellectual property, net	(53,884)	(12,424)
Restructuring and divestiture charges	16,395	692
	1,175,254	866,983

Income from operations	68,771	76,893
Interest expense	(148,130)	(58,021)
Other income, net	1,505	4,771
Debt extinguishment loss	(3,247)	(42,347)
Loss before income taxes	(81,101)	(18,704)
(Benefit) provision for income taxes	(33,115)	757

Net loss	$ (47,986)	$ (19,461)

Net loss per share:
Basic	$ (0.18)	$ (0.07)
Diluted	$ (0.18)	$ (0.07)

Weighted average number of shares outstanding:
Basic	267,259	263,309
Diluted	267,259	263,309

(1) Stock-based compensation included in costs and expenses during the six months ended March 30, 2013 was $3,557 for cost of revenues, $3,883 for research and development, $4,768 for selling and marketing, $11,680 for general and administrative and $7,191 for restructuring and divestiture. Stock-based compensation included in costs and expenses during the six months ended March 24, 2012 was $2,382 for cost of revenues, $2,478 for research and development, $3,394 for selling and marketing and $9,352 for general and administrative.

HOLOGIC, INC.
RECONCILIATION OF GAAP REVENUES, EPS AND NET LOSS TO NON-GAAP ADJUSTED REVENUES, EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended
	March 30, 2013		March 24, 2012

REVENUES
GAAP revenues	$ 612,663
Contingent revenue from Novartis collaboration	6,429	(1)
Non-GAAP adjusted revenues	$ 619,092

LOSS PER SHARE
GAAP loss per share- Diluted	$ (0.19)		$ (0.15)
Adjustments to net loss (as detailed below)	0.54		0.48
Non-GAAP adjusted loss per share- Diluted	$ 0.35	(2)	$ 0.33	(2)

NET LOSS
GAAP net loss	$ (51,104)		$ (40,273)
Adjustments:
Contingent revenue from Novartis collaboration	6,429		-
Amortization of intangible assets	104,400	(3)	60,970	(3)
Contingent consideration	30,187	(4)	61,309	(4)
Non-cash interest expense relating to convertible notes	13,621	(5)	17,946	(5)
Acquisition-related costs	7,431	(6)	820	(6)
Restructuring and divestiture charges	12,462	(7)	18,728	(7)
Fair value write up of acquired inventory sold	22,521	(8)	-
Fair value adjustment to depreciation expense	3,189	(9)	-
Gain on sale of intellectual property, net	-		(12,424)	(10)
Non-cash debt extinguishment loss	3,247	(11)	42,347	(12)
Debt transaction costs	6,414	(13)	-
Other charges	1,855	(14)	440	(14)
Income tax effect of reconciling items	(66,807)	(15)	(63,055)	(16)
Non-GAAP adjusted net income	$ 93,845		$ 86,808

EBITDA
Non-GAAP adjusted net income	$ 93,845		$ 86,808
Interest expense, net, not adjusted above	55,807		9,805
Provision for income taxes	44,163		44,720
Depreciation expense, not adjusted above	17,963		16,071
Adjusted EBITDA	$ 211,778		$ 157,404

Explanatory Notes:

(1) To reflect a fair value adjustment recorded in purchase accounting relating to contingent revenue earned and received under the Novartis collaboration post acquisition, which was eliminated under purchase accounting.

(2) Non-GAAP adjusted earnings per share was calculated based on 271,642 and 266,823 weighted average diluted shares outstanding for the three months ended March 30, 2013 and March 24, 2012, respectively.

(3) To reflect a non-cash charge attributable to the amortization of intangible assets.
(4) To reflect a net charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(5) To reflect certain non-cash interest expense related to the Company's Convertible Notes.
(6) To reflect certain costs associated with the Company's acquisition(s).
(7) To reflect restructuring and other net divestiture charges.
(8) To reflect a non-cash adjustment recorded for the fair value write-up of inventory acquired from Gen-Probe and sold during the current reporting period.
(9) To reflect a non-cash fair value adjustment for additional depreciation expense related to the fair value write-up of fixed assets acquired from Gen-Probe.
(10) To reflect a gain resulting from payments received related to the sale of the Company's Makena assets to K-V Pharmaceutical Company (KV), net of costs associated with this transaction.
(11) To reflect a non-cash loss related to the Credit Agreement amendment for those creditors who opted not to participate in the refinancing.
(12) To reflect a non-cash loss on the Convertible Notes Exchange during the related period.
(13) To reflect third-party transaction costs associated with the debt changes.
(14) To reflect the net impact from miscellaneous transactions during the period.
(15) To reflect an estimated annual effective tax rate of 32.0% on a non-GAAP basis.
(16) To reflect an annual effective tax rate of 34.0% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP REVENUES, EPS AND NET LOSS TO NON-GAAP ADJUSTED REVENUES, EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Six Months Ended
	March 30, 2013		March 24, 2012

REVENUES
GAAP revenues	$ 1,244,025
Adjustment related to Novartis collaboration and other, net	19,704	(1)
Non-GAAP adjusted revenues	$ 1,263,729

LOSS PER SHARE
GAAP loss per share- Diluted	$ (0.18)		$ (0.07)
Adjustments to net loss (as detailed below)	0.90		0.74
Non-GAAP adjusted loss per share- Diluted	$ 0.72	(2)	$ 0.67	(2)

NET LOSS
GAAP net loss	$ (47,986)		$ (19,461)
Adjustments:
Contingent revenue from Novartis collaboration and other, net	19,704
Amortization of intangible assets	208,213	(3)	121,983	(3)
Contingent consideration	69,713	(4)	76,872	(4)
Non-cash interest expense relating to convertible notes	29,265	(5)	36,899	(5)
Acquisition-related costs	12,952	(6)	1,904	(6)
Restructuring and divestiture charges	16,395	(7)	18,637	(7)
Fair value write up of acquired inventory sold	52,397	(8)	-
Fair value adjustment to depreciation expense	5,878	(9)	-
Gain on sale of intellectual property, net	(53,884)	(10)	(12,424)	(11)
Debt extinguishment loss	3,247	(12)	42,347	(13)
Debt transaction costs	6,414	(14)	-
Other (gains) charges, net	(1,512)	(15)	440	(15)
Income tax effect of reconciling items	(125,173)	(16)	(90,347)	(17)
Non-GAAP adjusted net income	$ 195,623		$ 176,850

EBITDA
Non-GAAP adjusted net income	$ 195,623		$ 176,850
Interest expense, net, not adjusted above	111,984		19,528
Provision for income taxes	92,058		91,104
Depreciation expense, not adjusted above	39,616		32,181
Adjusted EBITDA	$ 439,281		$ 319,663

Explanatory Notes:

(1) To primarily reflect a fair value adjustment recorded in purchase accounting relating to contingent revenue earned and received under the Novartis collaboration post acquisition, which was eliminated under purchase accounting.
(2) Non-GAAP adjusted earnings per share was calculated based on 270,510 and 265,891 weighted average diluted shares outstanding for the six months ended March 30, 2013 and March 24, 2012, respectively.
(3) To reflect a non-cash charge attributable to the amortization of intangible assets.

(4) To reflect a net charge to operating expenses attributable to contingent consideration related to certain of the Company's acquisitions.
(5) To reflect certain non-cash interest expense related to the Company's Convertible Notes.
(6) To reflect certain costs associated with the Company's acquisition(s).
(7) To reflect restructuring and other net divestiture charges.
(8) To reflect a non-cash adjustment recorded for the fair value write-up of inventory acquired from Gen-Probe and sold during the current reporting period.
(9) To reflect a non-cash fair value adjustment for additional depreciation expense related to the fair value write-up of fixed assets acquired from Gen-Probe.
(10) To reflect a net gain resulting from the $60 million cash payment received from KV in final settlement of an agreement, net of costs associated with this transaction.
(11) To reflect a gain resulting from payments received related to the sale of the Company's Makena assets to KV, net of costs associated with this transaction.
(12) To reflect a non-cash loss related to the Credit Agreement amendment for those creditors who opted not to participate in the refinancing.
(13) To reflect a non-cash loss on the Convertible Notes Exchange during the related period.
(14) To reflect third-party transaction costs associated with the debt changes.
(15) To reflect the net impact from miscellaneous transactions during the period.
(16) To reflect an estimated annual effective tax rate of 32.0% on a non-GAAP basis.
(17) To reflect an annual effective tax rate of 34.0% on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP adjusted EPS as described in this press release. It is therefore not practicable to reconcile non-GAAP adjusted EPS guidance to the most comparable GAAP measure.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted revenues; adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted revenues to primarily include contingent revenue earned under the Novartis collaboration post-acquisition which was eliminated under purchase accounting. The Company defines adjusted EBITDA as its non-GAAP adjusted net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP adjusted net income. The Company defines its non-GAAP adjusted net income and adjusted EPS to exclude: (i) the amortization of intangible assets; (ii) acquisition-related charges and effects, such as charges for contingent consideration (comprised of (a) adjustments for changes in the fair value of the contingent consideration liabilities initially recorded as part of the purchase price of an acquisition as required by GAAP, and (b) contingent consideration that is tied to continuing employment of the former shareholders and employees which is recorded as compensation expense), transaction costs, integration costs including retention, and credits and/or charges associated with the write-up of acquired inventory and fixed assets to fair value, and the effect of a reduction in revenue primarily related to contingent revenue under the Novartis collaboration, described above; (iii) non-cash interest expense related to amortization of the debt discount for convertible debt securities; (iv) restructuring and divestiture charges; (v) non-cash extinguishment losses and debt transaction costs; (vi) litigation settlement charges (benefits); (vii) other-than-temporary impairment losses on investments; and (viii) other one-time, nonrecurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and include income taxes related to such adjustments.

The Company believes the use of non-GAAP adjusted net revenues is useful to investors as it eliminates certain effects of purchase accounting on its recognition of revenue. The Company believes the use of non-GAAP adjusted net income is useful to investors by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from the application of GAAP to convertible debt instruments with cash settlement features, charges related to debt extinguishment losses, investment impairments, litigation settlements, and restructuring and divestiture initiatives. These non-GAAP measures also reflect how Hologic manages its businesses internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP adjusted net income and adjusted EPS, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income prepared in accordance with GAAP.

Investor Relations and Media Contacts:

Deborah R. Gordon	Al Kildani
Vice President, Investor Relations	Senior Director, Investor Relations
(781) 999-7716	(858) 410-8653
deborah.gordon@hologic.com	al.kildani@hologic.com